Exhibit 2.2
AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
     This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made and entered into as of January 24, 2006, by and among CAL DIVE INTERNATIONAL, INC., a Minnesota corporation (“Parent”), CAL DIVE MERGER — DELAWARE, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and REMINGTON OIL AND GAS CORPORATION, a Delaware corporation (the “Company”).
RECITALS
     A. Parent and the Company entered into an Agreement and Plan of Merger dated as of January 22, 2006 (the “Existing Agreement”); and
     B. Pursuant to the terms of the Existing Agreement, Parent has incorporated Merger Sub as a wholly owned subsidiary for purposes of the Merger, and Merger Sub is now to become a Party to the Existing Agreement.
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Amendment, the Parties agree as follows:
     1. By executing and delivering this Amendment, Merger Sub, as provided in Section 5.18 of the Existing Agreement, hereby becomes a party to the Existing Agreement with the same force and effect as if originally named therein as a party thereto and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities set forth therein with respect to Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that each of the representations and warranties contained in ARTICLE IV of the Existing Agreement concerning Merger Sub thereunder is true and correct on and as of the date hereof (after giving effect to this Amendment), with the same force and effect as if made under the Existing Agreement.
     2. Miscellaneous.
          (a) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
          (b) This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          (c) All capitalized terms not defined herein shall have the meanings ascribed to them in the Existing Agreement.

     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date first written above.

COMPANY:

REMINGTON OIL AND GAS
CORPORATION, a Delaware corporation

By:	/s/ JAMES A. WATT

Name: James A. Watt
Title: Chairman and Chief Executive Officer

PARENT:

CAL DIVE INTERNATIONAL, INC., a
Minnesota corporation

By:	/s/ JAMES LEWIS CONNOR, III

Name: James Lewis Connor, III
Title: Senior Vice President

MERGER SUB:

CAL DIVE MERGER — DELAWARE,
INC., a Delaware corporation

By:	/s/ JAMES LEWIS CONNOR, III

Name: James Lewis Connor, III
Title: Vice President